Pega appoints Rohit Ghai to its Board of Directors

WALTHAM, Mass. – January 21, 2025 – Pegasystems Inc. (NASDAQ: PEGA), The Enterprise Transformation Company™, today announced the appointment of Rohit Ghai to its board of directors. Mr. Ghai brings more than two decades of leadership and digital transformation experience in the enterprise software industry, delivering profitable growth for large global organizations, including publicly-traded companies in highly regulated markets.
Mr. Ghai, 55, has deep expertise in operational and digital transformation as well as cybersecurity best practices for enterprises, including SaaS, mergers and acquisitions, and go-to-market optimization. He is currently the CEO and a board member of RSA, a leading global cybersecurity company in enterprise identity security solutions, and previously led RSA under Dell Technologies before its acquisition. Before that, he was president of Dell/EMC’s Enterprise Content Division (ECD), where he transformed the go-to-market strategy and oversaw sales, services, partnerships and channel strategy, product development, marketing, finance, support, and customer success. He joined Dell/EMC in 2009 to lead product development and also served as chief operating officer. Prior to that, he was general manager and vice president of engineering for the storage & availability management group at Symantec.
In addition to serving on the board of RSA, he is an independent board member of D-wave systems, a pioneer in quantum computing, and MHC, which provides accounts payable automation and customer communications management. He was previously a board member of Everbridge, which focuses on critical event management and organizational resilience.

Mr. Ghai holds a bachelor’s degree in computer science from the Indian Institute of Technology, Roorkee, as well as a master’s degree in computer science from the University of South Carolina.

Quotes & Commentary:
"Rohit's breadth of experience leading and serving on boards of large enterprises positions him perfectly to bring fresh perspectives on driving successful business strategies,” said Alan Trefler, founder and CEO, Pega. “His insights - including his deep knowledge of cybersecurity measures – will be invaluable as we navigate this exciting era of innovation and growth at Pega, and we look forward to his contributions."
“Pega continues to demonstrate its ability to swiftly evolve and innovate for its clients regardless of how quickly technology changes – most recently evidenced by its advanced new offerings in generative AI,” said Mr. Ghai. “I am excited to work with the management team and fellow board members to help drive meaningful results for the company and its impressive roster of clients.”
About Pegasystems
Pega is The Enterprise Transformation Company that helps organizations Build for Change® with enterprise AI decisioning and workflow automation. Many of the world’s most influential businesses rely on our platform to solve their most pressing challenges, from personalizing engagement to automating service to streamlining operations. Since 1983, we’ve built our scalable and flexible architecture to help enterprises meet today’s customer demands while continuously transforming for tomorrow. For more information on Pega (NASDAQ: PEGA), visit www.pega.com.

Press Contact:
Ilena Ryan Pegasystems Inc. Ilena.ryan@pega.com

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